Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Capital Accumulation Plan of The Chubb Corporation of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedules of The Chubb Corporation and the effectiveness of internal control over financial reporting of The Chubb Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission. We further consent to the incorporation by reference in the Form S-8 of our report dated June 25, 2010, with respect to the financial statements and supplemental schedule of the Capital Accumulation Plan of The Chubb Corporation, included in its Annual Report (Form 11-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
New York, New York
September 24, 2010

/s/ ERNST & YOUNG LLP